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                                                                     EXHIBIT 3.1

                             VINTAGE WINE TRUST INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

     FIRST: Vintage Wine Trust Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

     SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                      NAME

     The name of the Corporation is:

                             Vintage Wine Trust Inc.

                                   ARTICLE II

                                     PURPOSE

     The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles of Amendment and Restatement, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE III

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

     The address of the principal office of the Corporation in the State of Maryland is c/o CSC - Lawyers Incorporating Service Company, 11 E. Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC - Lawyers Incorporating Service Company, whose post office address is 11 E. Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

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                                   ARTICLE IV

                        PROVISIONS FOR DEFINING, LIMITING
                AND REGULATING CERTAIN POWERS OF THE CORPORATION
                      AND OF THE STOCKHOLDERS AND DIRECTORS

     Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws of the Corporation (the "Bylaws"), but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL") nor more than 15. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                                Joseph W. Ciatti

                                Richard N. Shell

                                 Irwin L. Gubman

                                W. Scott Hedrick

                               Stephen P. Wallace

These directors may increase the number of directors, but not decrease them, and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

     The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if all of the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

     Section 4.2 Extraordinary Actions. Except as specifically provided in
Section 4.8 (relating to removal of directors) and in Article VII (relating to amendments), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares


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entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

     Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation (the "Charter") or the Bylaws.

     Section 4.4 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

     Section 4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as director, officer, manager, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to any person who served a predecessor of the


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Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

     Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

     Section 4.7 REIT Qualification. The Board of Directors shall have the authority to cause the Corporation to elect to qualify for federal income tax treatment as a REIT. Following such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.


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     Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause only by the affirmative vote of at least two-thirds of the votes of Common stockholders entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

                                    ARTICLE V

                                      STOCK

     Section 5.1 Authorized Shares. The Corporation has authority to issue 250,000,000 shares of stock, initially consisting of 200,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), and 50,00,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $2,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

     Section 5.2 Common Stock.


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          5.2.1 Subject to the provisions of Article VI and except as may be otherwise specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote.

          5.2.2 The holders of shares of Common Stock shall be entitled to receive dividends when and as authorized by the Board of Directors, but only out of funds legally available therefor.

          5.2.3 In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled (after payment or provision for payment of the debts and other liabilities of the Corporation and to holders of any class of stock hereafter classified or reclassified having a preference as to distributions in the liquidation, dissolution or winding up of the Corporation) to share ratably in the remaining net assets of the Corporation, together with the holders of any other class of stock hereafter classified or reclassified not having a preference as to distributions in the liquidation, dissolution or winding up of the Corporation.

          5.2.4 The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

     Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

     Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles


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supplementary with the State Department of Assessments and Taxation of Maryland
(the "SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

     Section 5.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

                                   ARTICLE VI

                      RESTRICTION ON TRANSFER AND OWNERSHIP

     Section 6.1 Definitions. For the purposes of this Article VI, the following terms shall have the following meanings:

     "Beneficial Ownership" shall mean ownership of Stock by a Person whether the interest in Stock is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "Benefit Plan Investor" shall mean any holder of shares of Stock that is
(i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not it is subject to the provisions of Title I of ERISA; (ii) a plan as defined in
Section 4975(e) of the Code (any such employee benefit plan or "plan" described in clause (i) or this clause (ii) being referred to herein as a "Plan"); (iii) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan's investment in such entity or (iv) any other entity that otherwise constitutes a benefit plan investor within the meaning of the Plan Asset Regulations.


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     "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 6.3.6 of this Article VI.

     "Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

     "Common Stock" shall mean that Common Stock that may be issued pursuant to
Article V of the Charter.

     "Common Stock Ownership Limit" shall mean 9.8% by value or by number of shares, whichever is more restrictive, of the outstanding Common Stock of the Corporation.

     "Constructive Ownership" shall mean ownership of any Stock by a Person who is or would be treated as an owner of such Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner,"
"Constructively Own," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     "Corporation" shall have the meaning set forth in the preamble to the Charter.

     "Excepted Holder" shall mean any Person for whom an Excepted Holder Ownership Limit is created by the Charter or by the Board of Directors pursuant to Section 6.9.1 hereof.

     "Excepted Holder Ownership Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.9.1 hereof, and subject to adjustment pursuant to Section 6.9.4 hereof, the percentage limit established by the Board of Directors pursuant to Section 6.9.1 hereof.

     "Initial Date" means the date upon which these Articles of Amendment and Restatement containing this Article VI are filed with the State Department of Assessments and Taxation of Maryland.

     "Insignificant Participation Exception" shall mean the exception to the Plan Asset Regulations which provides that a Benefit Plan Investor's assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by Benefit Plan Investors.


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     "IRS" means the United States Internal Revenue Service.

     "Market Price" means the last reported sales price reported on the New York Stock Exchange of the Stock on the trading day immediately preceding the relevant date, or if the Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Stock may be traded, or if the Stock is not then traded over any exchange or quotation system, then the market price of the Stock on the relevant date as determined in good faith by the Board of Directors.

     "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Stock provided that the ownership of such shares of Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a group to which an Excepted Holder Ownership Limit applies.

     "Plan Asset Regulations" shall mean Section 2510.3-101 of the regulations of the Department of Labor.

     "Preferred Stock" shall mean that Preferred Stock that may be issued pursuant to Article V of the Charter.

     "Publicly Offered Securities" shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.

     "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to Trust, as provided in
Section 6.2.2 of this Article VI, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of


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Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

     "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to Trust, as provided in
Section 6.2.2 of this Article VI, the record holder of the shares of Stock if such Transfer had been valid under Section 6.2.1 of this Article VI.

     "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code.

     "Restriction Termination Date" shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

     "Stock" shall mean the Common Stock and Preferred Stock that may be issued pursuant to Article V of the Charter.

     "Stock Ownership Limit" shall mean 9.8% by value or by number of shares, whichever is more restrictive, of the outstanding Stock of the Corporation, excluding any such outstanding Stock which is not treated as outstanding stock for federal income tax purposes.

     "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Stock), and whether such transfer has occurred by operation of law or otherwise.

     "Trust" shall mean each of the trusts provided for in Section 6.3 of this
Article VI.

     "Trustee" shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.


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     Section 6.2 Restriction on Ownership and Transfers.

          6.2.1 From the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.12:

               (a) Except as provided in Section 6.9 of this Article VI, no Person, other than an Excepted Holder, shall Beneficially or Constructively Own shares of Common Stock or Stock in excess of the Common Stock Ownership Limit or the Stock Ownership Limit, no Excepted Holder shall Beneficially or Constructively Own shares of Common Stock or Stock in excess of the Excepted Holder Ownership Limit for such Excepted Holder.

               (b) No Person shall Beneficially or Constructively Own Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

               (c) Except as provided in Section 6.9 hereof, during the period commencing on the Initial Date and prior to the date that either (i) the Common Stock qualifies as a class of Publicly-Offered Securities or (ii) the Corporation qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), at no time may 25% or more of any class of Stock be beneficially owned by one or more Benefit Plan Investors (as determined for the Plan Asset Regulations).

               (d) Except as provided in Section 6.9 hereof, during the period commencing on the Initial Date and prior to the date the Common Stock qualifies as a class of Publicly-Offered Securities, unless otherwise permitted by the Board of Directors subject to clause (ii) of Section 6.2.1(c)


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above, no Person shall Transfer shares of Stock unless such Person obtains from its transferee a representation and agreement that (i) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (ii) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (i) and (ii)).

          6.2.2 If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Stock in violation of Section 6.2.1 of this Article VI, (i) then the Transfer of that number of shares of Stock that otherwise would cause any Person to violate
Section 6.2.1 shall, subject to Section 6.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares or (ii) if, for any reason, the transfer described in clause (i) of this sentence is not automatically void as provided therein to prevent any Person from Beneficially or Constructively Owning Stock in violation of Section 6.2.1 of this Article VI, then the number of shares of Stock that otherwise would cause such Person to violate Section 6.2.1 of this Article VI (rounded up to the nearest whole share) shall be automatically transferred to a trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares.

          6.2.3 Subject to Section 6.12 of this Article VI, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Stock that, if effective, would result in the Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Stock.

     Section 6.3 Transfers of Stock in Trust.

          6.3.1 Upon any purported Transfer or other event described in Section
6.2.2 of this Article VI, such Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee


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shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 6.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in
Section 6.3.6 of this Article VI.

          6.3.2 Stock held by the Trustee shall be issued and outstanding Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have rights in the shares of Stock held by the Trustee. The Purported Beneficial Transferee and the Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Stock held in the Trust.

          6.3.3 The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Stock held in the Trust and, subject to Maryland law, effective as of the date the Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Stock prior to the discovery by the Corporation that the Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received


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notification that the Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

          6.3.4 Within 20 days of receiving notice from the Corporation that shares of Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Stock will not violate the ownership limitations set forth in Section 6.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 6.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Stock at Market Price, the Market Price of such shares of Stock on the day of the event which resulted in the transfer of such shares of Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferees by the amount of dividends and other distributions, which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 6.3.3. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of such Stock have been transferred to the Trustee, such shares of Stock are sold by a Purported Record Transferee then (x) such shares of Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.


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          6.3.5 Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at price per share equal to the lesser of (i) the price per share paid by the Purported Record Transferee for the shares of Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Stock at Market Price, the Market Price of such shares of Stock on the day of the event which resulted in the transfer of such shares of Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and other distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section
6.3.3. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Stock held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee.

          6.3.6 By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(l)(A), 170(c)(2) and 501(c)(3) of the Code.

     Section 6.4 Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of
Section 6.2 of this Article VI or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 6.2 of this
Article VI, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Stock, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.2.1 of this Article VI, shall automatically result in the transfer to a Trust as described in Section 6.2.2 and any Transfer in violation of Section 6.2.3 shall, subject to Section 6.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

     Section 6.5 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 6.2 of this Article VI, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 6.2.2 of this Article VI, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as REIT.

     Section 6.6 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is an owner of shares of Stock and each Person (including the stockholder of record) who is holding shares of Stock for a Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of shares of Stock and each Person (including the stockholder of record) who is holding shares of Stock for a Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of shares of Stock on the Corporation's status as a REIT and to ensure compliance with the Common Stock Ownership Limit, the Stock Ownership Limit or an Excepted Holder Ownership Limit, or as otherwise permitted by the Board of Directors.

     Section 6.7 Remedies Not Limited. Nothing contained in this Article VI (but subject to Section 6.12 of this Article VI) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

     Section 6.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in
Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it (subject, however, to the provisions of Section
6.12 of this Article VI). In the event Article VI requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VI. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired Beneficial or Constructive Ownership of Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

     Section 6.9 Exceptions.

          6.9.1 Subject to 6.2.1(b) hereof, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Common Stock Ownership Limit or the Stock Ownership Limit, and may establish or increase an Excepted Holder Ownership Limit for such Person, if:

               (a) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial or Constructive Ownership of such shares of Stock will violate Section 6.2.1.(b) hereof;

               (b) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant shall not be treated as a tenant of the Corporation if the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from the tenant such that, in the opinion of the Board of Directors, the Corporation's ability to qualify as a REIT is not impaired); and

               (c) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Article VI) will result in such shares of Stock being automatically transferred to a Charitable Trust in accordance with this Article VI.

          6.9.2 Prior to granting any exception pursuant to Section 6.9.1 hereof, the Board of Directors may (but is not obligated to) require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

          6.9.3 The Board of Directors may only reduce the Excepted Holder Ownership Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Ownership Limit for that Excepted Holder. No Excepted Holder Ownership Limit with respect to a Person shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Stock Ownership Limit.

          6.9.4 The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit or the Stock Ownership Limit; provided, however, that:

               (a) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

               (b) The Common Stock Ownership Limit or the Stock Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code as modified by
Section 856(h)(3) of the Code (taking into account all Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Stock then outstanding; and

               (c) Prior to the modification of any of the ownership limitations, the Board of Directors may, in its sole and absolute discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          6.9.5 Subject to Section 6.2.1.(b), an underwriter or placement agent that participates in a public offering or a private placement of Stock (or securities convertible into or exchangeable for Stock) may Beneficially Own or Constructively Own Stock (or securities convertible into or exchangeable for Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 6.2.1 will not be violated following the distribution by such underwriter or placement agent of such shares of Stock.

     Section 6.10 Legends. Each certificate for Stock shall bear substantially the following legend:

                      Restriction on Ownership and Transfer

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR

THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST ("REIT") UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION'S CHARTER, (1) NO PERSON (OTHER THAN AN EXCEPTED HOLDER) MAY BENEFICIALLY OR CONSTRUCTIVELY OWN OR BE DEEMED TO OWN BY VIRTUE OF THE ATTRIBUTION PROVISIONS OF THE CODE (i) SHARES OF THE CORPORATION'S COMMON STOCK IN EXCESS OF 9.8% BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE, OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION OR (ii) SHARES OF THE CORPORATION'S STOCK IN EXCESS OF 9.8% BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE, OF THE OUTSTANDING SHARES OF STOCK OF THE CORPORATION; (2) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF STOCK THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; (3) NO PERSON MAY TRANSFER SHARES OF COMMON STOCK IF SUCH TRANSFER WOULD RESULT IN THE COMMON STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS; (4) NO PERSON MAY BENEFICIALLY OWN SHARES OF STOCK THAT WOULD RESULT IN 25% OR MORE OF ANY CLASS OF STOCK BEING BENEFICIALLY OWNED BY ONE OR MORE BENEFIT PLAN INVESTORS; AND (5) NO PERSON MAY TRANSFER SHARES OF STOCK WITHOUT OBTAINING FROM ITS TRANSFEREE A REPRESENTATION AND AGREEMENT THAT (A) ITS TRANSFEREE IS NOT (AND WILL NOT BE), AND IS NOT ACTING ON BEHALF OF, A BENEFIT PLAN INVESTOR OR A CONTROLLING PERSON AND (B) SUCH TRANSFEREE WILL OBTAIN FROM ITS TRANSFEREE THE REPRESENTATION AND AGREEMENT SET FORTH IN THIS CLAUSE (5) (INCLUDING WITHOUT LIMITATION CLAUSES (A) AND (B)). AN "EXCEPTED HOLDER" MEANS A PERSON FOR WHOM AN EXCEPTED HOLDER OWNERSHIP LIMIT HAS BEEN CREATED BY THE CORPORATION'S CHARTER OR BY THE BOARD OF DIRECTORS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IS VIOLATED, THE SHARES OF STOCK REPRESENTED HEREBY WILL BE VOID AB INITIO. IF THE FOREGOING IS INEFFECTIVE FOR ANY REASON TO PREVENT A VIOLATION OF THE ABOVE RESTRICTIONS, THEN THE SHARES OF STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

     Section 6.11 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the


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

validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

     Section 6.12 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The shares of Stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VI after such settlement.

     Section 6.13 Deemed ERISA Representations. Each purchaser and subsequent transferee of Stock will be deemed to have represented, warranted, and agreed that its purchase and holding of Stock will not constitute or result in (i) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (ii) a violation of any applicable other federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code.

     Section 6.14 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

     Section 6.15 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                   ARTICLE VII

                                   AMENDMENTS

     The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, the Corporation shall not (i) amend Section 4.8 hereof or this


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

clause (i) unless approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter and (ii) amend Article VI hereof or this clause (ii) unless approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

                                  ARTICLE VIII

                             LIMITATION OF LIABILITY

     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law. The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, consisting of 1,000 shares of Common Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $10.00. The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 250,000,000 shares of stock, initially consisting of 200,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,500,000.

     FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the Charter.


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

     FIFTH: The name and address of the Corporation's current resident agent are as set forth in Article III of the Charter.

     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the Charter.

     SEVENTH: The undersigned Chairman and Chief Executive Officer acknowledges this Charter to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 23rd day of March, 2005.

ATTEST:                                 VINTAGE WINE TRUST INC.

                                                                          (SEAL)


By: /s/ Tamara D. Fischer                   By: /s/ Joseph W. Ciatti
    ---------------------------------       ------------------------------------
    Tamara D. Fischer                       Joseph W. Ciatti
    Secretary                               Chairman and Chief Executive Officer


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